Exhibit 99.1

FOR IMMEDIATE RELEASE

March 29, 2010

Citizens Bancshares Corporation Announces Fourth Quarter Earnings and For the Year Ended December 31, 2009

ATLANTA, March 29, 2010/PRNewswire-FirstCall/ — Citizens Bancshares Corporation (OTC Bulletin Board: CZBS) (the “Company”), the parent company of Citizens Trust Bank (“CTB”), today announced its year-to-date earnings available to common shareholders of $715,000, or $0.34 per common share, for the twelve months ended December 31, 2009 compared to net income available to common shareholders of $1,023,000, or $0.49 per common share, for the twelve months ended December 31, 2008.  Net income per average common share was $0.14 for the three month period ended December 31, 2009 compared to a loss of $0.06 for the same period in 2008.

“During 2009, we saw further deterioration of economic conditions within the markets the Company serves. Real estate and other collateral values continue to decline. Local unemployment rates have moved above 10% resulting in less disposable income for consumers and less business activity for our commercial customers.  However, our Company had both growth and profitability during this period, stated James E. Young, President and Chief Executive Officer of Citizens Bancshares Corporation.”

Other financial highlights:

•                  Total assets increased by $6 million for the fourth quarter of 2009 to $388 million compared to $381 million reported in the third quarter of 2009.

•                  Investment securities increased by $8 million during the fourth quarter 2009 compared to the previous quarter.

•                  Gross loans receivable decreased by $6 million to $204 million for the three month period ended December 31, 2009.  For the year, gross loans decreased by $11 million as compared to a decrease of $23 million for the same period in 2008.

•                  The Company’s deposits increased by $13 million during the fourth quarter of 2009. The Company used the liquidity to reduce its FHLB advances by $6 million.

•                  The Company’s capital position remains strong at December 31, 2009 as both the Company and the Bank’s capital position were defined as “well capitalized” for regulatory purposes.

•                  At December 31, 2009, the Company had a net interest margin of 4.47%, an increase of 2 bps from the previous quarter.

•                  Noninterest income for the fourth quarter of 2009 was $1,678,000, basically unchanged from the $1,680,000 reported for the third quarter of 2009 and up $408,000 from $1,270,000 for the fourth quarter of 2008.  The increase over the fourth quarter of 2008 was primarily due to gains realized on the sale of other real estate owned properties and gains realized on the sale of investments.

•                  Noninterest expense for the fourth quarter of 2009 was $4,379,000, basically unchanged from the $4,440,000 reported for the third quarter of 2009 and up $442,000 from $3,937,000 for the fourth quarter of 2008.  The increase over the fourth quarter of 2008 was primarily due to additional salaries and amortization of core deposit intangible associated with a branch acquisition, higher medical costs and increased FDIC insurance assessments.

	4th	4th		Full	Full
	Quarter	Quarter		Year	Year
(In thousands, except per share data)	2009	2008	Change	2009	2008	Change
Income Statement
Net income (loss) available to common shareholders	$290	$(144)	301.4%	$715	$1,023	(30.1)%
Net income (loss) per diluted common share	0.14	(0.06)	333.3%	0.34	0.49	(30.6)%
Total revenue	6,366	6,046	5.3%	25,107	25,349	(1.0)%
Provision for loan losses	813	1,250	(35.0)%	2,960	2,489	18.9%
Noninterest income	1,678	1,270	32.1%	6,153	5,368	14.6%
Noninterest expense	4,379	3,937	11.2%	17,473	15,372	13.7%

Balance Sheet
Average loans, gross	207,270	214,422	(3.3)%
Average deposits	326,236	285,399	14.3%

Capital
Total capital (to risk weighted assets)	16%	15%
Tier 1 capital (to risk weighted assets)	15%	13%
Tier 1 capital (to average assets)	10%	10%

In the fourth quarter, the Company’s provision for loan losses increased by $42,000 to $813,000 compared to the third quarter of 2009.  Year-over-year, the fourth quarter 2009 provision for loan losses decreased by $437,000 compared to the same three month period last year as the Company experienced improved credit trends in the fourth quarter of 2009.  The allowance for loan losses was $4,094,000 at December 31, 2009 compared to $4,659,000 at December 31, 2008.  At December 31, 2009, the allowance for loan losses was 59% of nonperforming loans compared to 29% at December 31, 2008. The Company considers its allowance for loan losses at December 31, 2009 to be adequate.

The Company remains well capitalized for regulatory purposes at December 31, 2009.  The increase in the Company’s capital ratios compared to the fourth quarter of 2008 is primarily attributed to a $7.5 million TARP investment in the Company by the U. S. Treasury made on March 6, 2009.

As a leader in the financial services industry, Citizens Trust Bank prides itself on offering a full range of quality products and services. Since its inception, the Bank has remained dedicated to the growth and development of communities through superior products and extraordinary service.  Citizens Trust Bank has financial centers throughout metropolitan Atlanta and Columbus, Georgia, and in Birmingham and Eutaw, Alabama. Through its parent company, Citizens Bancshares Corporation, its common stock is offered over-the-counter to the general public under the trading symbol CZBS. For more information please visit Citizens Trust Bank on the web at www.CTBconnect.com.  Citizens Trust Bank — A relationship you can bank on.

Certain statements in this Current Report on Form 8-K which are not historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied in such statements. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Factors that might cause actual results to differ materially include, but are not limited to, deterioration in the general economic and market conditions, either national or in the local communities in which the Bank operates, changes in interest rates, changes in competition in the financial services industry, changes in banking regulations, decreases in the demand for loans in the market areas served by the Bank, and other risk factors relating to the banking industry in general, as detailed from time to time in the reports filed by the Company with the Securities and Exchange Commission, including those described under “Item 1A — Risk Factors” of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, which speak only as of the date on which they are made. Except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.

Contact:

Citizens Bancshares Corporation

Cynthia N. Day, Chief Operating Officer

(404) 575-8300

SOURCE: Citizens Bancshares Corporation